Exhibit 11
                              DORSEY & WHITNEY LLP
                             Pillsbury Center South
                             220 South Sixth Street
                        Minneapolis, Minnesota 55402-1498


                                                   April 10, 2000

Sit Large Cap Growth Fund, Inc.
4600 Norwest Center, 90 South Seventh Street
Minneapolis, Minnesota 55402

         Re:      Shares to be Issued Pursuant to Agreement and Plan of
                  Reorganization

Ladies and Gentlemen:

         We have acted as counsel to Sit Large Cap Growth Fund, Inc., a Minnesota corporation ("Large Cap Fund"), in connection with the authorization and proposed issuance of its common shares, par value $.01 per share (the "Shares"). The Shares are to be issued pursuant to an Agreement and Plan of Reorganization (the "Agreement"), by and between Large Cap Fund and Sit Mutual Funds, Inc., a Minnesota corporation, the form of which Agreement is included as Exhibit A to the Prospectus/Proxy Statement relating to the transactions contemplated by the Agreement included in Large Cap Fund's Registration Statement on Form N-14 filed with the Securities and Exchange Commission (the "Registration Statement").

         In rendering the opinions hereinafter expressed, we have reviewed the corporate proceedings taken by Large Cap Fund in connection with the authorization and issuance of the Shares, and we have reviewed such questions of law and examined copies of such corporate records of Large Cap Fund, certificates of public officials and of responsible officers of Large Cap Fund, and other documents as we have deemed necessary as a basis for such opinions. As to the various matters of fact material to such opinions, we have, when such facts were not independently established, relied to the extent we deem proper on certificates of public officials and of responsible officers of Large Cap Fund. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals; that all signatures are genuine; and that prior to the consummation of the transactions contemplated thereby, the Agreement will have been duly and validly executed and delivered on behalf of each of the parties thereto in substantially the form included in the Registration Statement.

         Based on the foregoing, it is our opinion that the Shares, when issued and delivered by Large Cap Fund pursuant to, and upon satisfaction of the conditions contained in, the Agreement, will be duly authorized, validly issued, fully paid and non-assessable.



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Sit Large Cap Growth Fund, Inc.
April 10, 2000
Page 2


         In rendering the foregoing opinions (a) we express no opinion as to the laws of any jurisdiction other than the State of Minnesota; and (b) we have assumed, with your concurrence, that the conditions to closing set forth in the Agreement will have been satisfied.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in Large Cap Fund's final Prospectus/Proxy Statement relating to the Shares included in the Registration Statement.

                                        Very truly yours,


KLP                                     /s/ Dorsey & Whitney LLP